Exhibit 99.2

PCT LTD Releases Current Oilfield Testing Update

April 30, 2021 09:08 AM Eastern Daylight Time

LITTLE RIVER, S.C.--(BUSINESS WIRE)--PCT LTD (OTC PINK: PCTL) provides an update relative to ongoing infield testing at the Grassy Creek, MO testing site.

During the three weeks, January 7th – 21st , PCTL implemented its oilfield testing protocols in Grassy Creek, MO. The purpose of the in-field testing was to gather empirical data relative to whether PCT Catholyte was effective in enhancing oil production in shallow wells, and then to determine the effective enhancement of each well and what process and protocols yielded the best results. In our first round of in-field testing, we selected and tested six (6) producing oil wells (that had prior “damage”) and one (1) injection well. The baseline of 99/1 (water/oil) was established. Over the next two (2) weeks, we injected PCT Catholyte, ran dye tests and the results improved to a 97/3 ratio of water to oil. Severe weather shut in our testing for approximately eighteen (18) days. Once we were able to resume testing in March, we changed the treatment regimen, ran further dye tests, shut in 3 non-oil producing wells and assessed the findings: 92/8, a 250% increase over baseline data.

Later in March, we added three (3) new wells, increased the intervals of treatment with different specifications of PCT Catholyte, ran new dye tests and determined another increase in water/oil, up to 90/10; then saw further improvement to 80/20 by the end of March. Our most recent test results indicate a level of 60/40 water to oil ratio, which is a significant turn-around.

Testing continues and PCTL will release the findings in a technical report within thirty (30) days.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp).

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL_). PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements." Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

www.para-con.com
www.pctcorphealth.com
www.pctcorporation.com
Twitter: https://mobile.twitter.com/PCTL_

Contacts
Investor Relations Contact
Andrew Barwicki
(516) 662-9461
andrew@barwicki.com
or
IR@para-con.com